Chittenden Corporation announces the acquisition of Merrill Merchants Bancshares, Inc.

January 19, 2007

Merrill Merchants Bancshares, Inc.

Chittenden CORPORATION

Profile

Data as of December 31, 2006
(dollars in thousands)

General	
Holding Company	Merrill Merchants Bancshares, Inc.
Bank	Merrill Merchants Bank
Headquarters	Bangor, Maine
Established	1992
Number of Branches	11
Transaction Value	$111.4 million
Consideration	60% Stock / 40% Cash

Financial Data	12/31/06	12/31/05	12/31/04
Net Income	$6,295	$5,738	$4,907
Return on Equity	17.32%	17.59%	16.06%
Return on Assets	1.45%	1.47%	1.36%
Net Interest Margin	4.13%	4.25%	4.04%
% of Nonint Income to Total Income	24.36%	24.82%	26.65%
Net Charge-offs/ Avg Loans	0.07%	0.06%	0.05%
Efficiency Ratio	56.63%	57.37%	59.29%
Loan Loss Reserves	1.21%	1.28%	1.37%
Leverage Ratio	8.42%	8.30%	8.26%
NPAs/Total Assets	0.32%	0.10%	0.44%

Merrill Merchants Bancshares, Inc.

Greater Bangor Market

- Combined population of Penobscot County is 147,068
- 60,820 households
- Median household income is $37,650
- Median age is 37
- 21% of population holds a bachelor's degree or higher
- The Healthcare and Retail Trade Industries employ over 50% of the area's workforce
- Bangor was once again selected as a "5-Star Quality of Life Metro" by Expansion Management Magazine in May 2006
- Bangor's "Blue Ribbon" School System has the largest accredited high school in Maine, where students score extremely high on standardized tests and have high college acceptance rates
- The Bangor Public Library serves as the Area Research and Reference Center for Northern and Eastern Maine. The Library has one of the highest per capita circulation rates in the United States
- St. Joseph Hospital and Eastern Maine Medical Center provide comprehensive primary-care hospital services as well as specialty and intensive services to the Greater Bangor Market and the northern two-thirds of the state.
- Bangor is the cultural center for Northern Maine, offering The Maine Discovery (Children's) Museum, The University of Maine Art Museum, The Bangor Museum and Center for History and the oldest continuously operating community orchestra in the United States

Balance Sheet Highlights
December 31, 2006

	Chittenden Corporation	Merrill Merchants Bancshares, Inc.	Pro Forma Combined
		($ in millions,except per share amounts)	
Assets	$6,432	$449	$6,881
Investments	1,151	87	1,237
Loans	4,697	339	5,036
Deposits	5,479	360	5,839
Equity	671	39	710
Goodwill	216	0	216
CDI	15	0	15
Tangible Capital Ratio	7.10%	8.50%	7.19%
Book Value per share	14.79	10.89	14.51
Tangible BV per share	9.70	10.73	9.78

* No purchase accounting adjustments have been included in these highlights

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Balanced Loan Portfolio at December 31, 2006

(in millions)

	Chittenden Corporation	% of Total	Merrill Merchants Bancshares, Inc.	% of Total	Pro forma Combined	% of Total
Commercial	$1,443	31%	$73	21%	$1,516	30%
Commercial RE	1,943	41%	114	34%	2,057	41%
Residential RE	751	16%	125	37%	876	17%
Consumer	560	12%	27	8%	587	12%
Total Loans	$4,697	100%	$339	100%	$5,036	100%

Diversified Sources of Funding at December 31, 2006

(in millions)

	Chittenden Corporation	% of Total	Merrill Merchants Bancshares, Inc.	% of Total	Pro Forma Combined	% of Total
Demand & NOW	$1,828	32%	$105	26%	$1,933	32%
Savings & MM	2,124	37%	101	25%	2,225	37%
CDs under $100,000	849	15%	76	19%	925	15%
CDs over $100,000	678	12%	78	19%	756	12%
Borrowings	210	4%	45	11%	255	4%
Total Funding	$5,689	100%	$405	100%	$6,094	100%

CHZ NYSE

Chittenden Corporation
Pro Forma Assets by State
at December 31, 2006


Vermont
Massachusetts
New Hampshire
Maine

	12/31/2006
Vermont	42%
Massachusetts	22%
New Hampshire	19%
Maine*	17%
Total Funding	100%

*Includes Merrill Merchants Bancshares, Inc. assets as of 12/31/06

CHZ
NYSE

This presentation contains "forward-looking statements" which describe future plans and strategic initiatives. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: (1) failure of the parties to satisfy the closing conditions for the merger in a timely manner or at all; (2) disruptions to the parties' businesses as a result of the announcement and pendency of the merger; (3) costs or difficulties related to the integration of the businesses following the merger; (4) changes in general, national or regional economic conditions; (5) changes in loan default and charge-off rates; (6) changes in interest rates; (7) competition; and (8) such other risks as are described in Chittenden's filings with the Securities and Exchange Commission, including Chittenden's Annual Report on Form 10-K for the year ended December 31, 2005. Chittenden undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

Additional Information about the Merger and Where to Find It

In connection with the proposed acquisition of Merrill Merchants Bancshares, Chittenden and Merrill intend to file relevant materials with the Securities and Exchange Commission, including a registration statement on Form S-4 that will contain a proxy statement/prospectus. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHITTENDEN, MERRILL MERCHANTS BANCSHARES AND THE MERGER. The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Chittenden or Merrill with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Chittenden by directing a written request to Chittenden Corporation, 2 Burlington Square, Burlington, Vermont 05402-0820, Attention: General Counsel, and free copies of the documents filed with the SEC by Merrill by directing a written request to Merrill Merchants Bancshares, Inc., 201 Main Street, Bangor, Maine 04401, Attention: Secretary.

Chittenden, Merrill and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Merrill in connection with the merger. Information about the directors and executive officers of Chittenden and Merrill and information about any other persons who may be deemed participants in this transaction will be included in the proxy statement/prospectus. You can find information about Chittenden's directors and executive officers in the proxy statement for Chittenden's annual meeting of stockholders filed with the SEC on March 8, 2006. You can find information about Merrill's directors and executive officers in the proxy statement for Merrill's 2005 annual meeting of shareholders filed with the SEC on March 13, 2006. You can obtain free copies of these documents from the SEC, Chittenden or Merrill using the contact information above.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.